CASH INCENTIVE PLAN OF CORE MOLDING TECHNOLOGIES, INC.
(As Amended and Restated Effective August 6, 2021)

1.Purpose of the Plan.
The purpose of this Cash Incentive Plan of Core Molding Technologies, Inc., formerly named the 2016 Executive Cash Incentive Plan of Core Molding Technologies, Inc., as amended and restated effective August 6, 2021, (the “Plan”) is to advance the interests of Core Molding Technologies, Inc. (the “Company”) and its stockholders by providing incentives in the form of cash bonus awards to certain officers and other employees of the Company. The Plan is intended to enable the Company to attract and retain talented officers and other employees and to motivate such officers and other employees to manage and grow the Company’s business and to attain the performance goals articulated under the Plan.
1.Certain Definitions.
a.“Award” means a cash award granted pursuant to the Plan.
b.“Board” means the Board of Directors of the Company.
c.“Code” means the Internal Revenue Code of 1986, as amended, or any successor thereto.
d.“Committee” means the Compensation Committee of the Board (or a subcommittee thereof established to administer the Plan), or any successor thereto or any other committee designated by the Board to assume the obligations of the Committee hereunder.
e. “Effective Date” means August 6,2021, the date on which the amended and restated Plan was approved by the Board.
(f) “Participant” means an employee of the Company who is selected by the Committee to participate in the Plan pursuant to Section 4 of the Plan.
(g) “Performance Period” means the Company’s fiscal year (or multiples thereof) or any portion thereof designated by the Committee as a Performance Period.
(h) “Plan” means this Cash Incentive Plan of Core Molding Technologies, Inc., as amended and restated as of the Effective Date.
1.Administration.
The Plan shall be administered by the Committee. The Committee shall have the authority to select the employees to be granted Awards under the Plan, to determine the size and terms of an Award (subject to the limitations imposed on Awards in Section 5 below), to modify the terms of any Award that has been granted, to determine the time when Awards will be made, the amount of any payments pursuant to such Awards and the Performance Period to which they relate, to determine any employment restrictions on actual receipt of payments pursuant to Awards, to establish performance objectives in respect of such Performance Periods and to determine whether such performance objectives were attained. The Committee is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect or omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, as described herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned. Determinations made by the Committee under the Plan need not be uniform and may be made selectively among Participants, whether or not such Participants are similarly situated.
1.Eligibility and Participation.
The Committee shall determine the employees who shall be Participants for the Performance Period. The designation of Participants shall be made individually or by groups or classifications of employees, as the Committee deems appropriate.
1.Awards.

a.Scope. Each year the Committee will establish Award opportunities and performance targets for Participants for the determination of potential Awards hereunder. Following the close of a Performance Period, the Committee shall evaluate the Company’s actual performance against the performance targets to determine the actual bonus to be paid.
b.Performance Goals. Awards to Participants shall be based solely upon the attainment of performance targets related to one or more performance goals selected by the Committee from among the goals specified below. For purposes of this Section 5, the formula on which performance targets are based with respect to Awards under this Plan shall be determined by the Committee and may be one or more of the following Company, subsidiary, operating unit or division financial performance measures:
a.earnings before interest, taxes, depreciation and/or amortization;

a.operating income or profit;
b.operating efficiencies;
c.return on equity, assets, adjusted net assets, capital, capital employed, or investment;
d.after tax operating income;
e.net income;
f.earnings or book value per share;
g.cash flow(s);
h.total sales or revenues or sales or revenues per employee, including total value of contracts executed in a given time period;
i.stock price or total stockholder return;
j.cost of capital or assets under management;
k.strategic business objectives, consisting of one or more objectives based on meeting specified cost targets, business expansion goals, and goals relating to acquisitions or divestitures;
or any combination thereof. Each goal may be expressed on an absolute and/or relative basis, may be based on or otherwise employ comparisons based on internal targets, the past performance of the Company or any subsidiary, operating unit or division of the Company and/or the past or current performance of other companies, and in the case of earnings-based measures, may use or employ comparisons relating to capital, stockholders’ equity and/or shares of common stock outstanding, or to assets or net assets. The Committee may appropriately adjust any evaluation of performance under criteria set forth in this Section 5(b) to exclude any of the following events that occurs during a Performance Period: (i) asset impairments or write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) acquisitions or divestitures, (vi) any extraordinary non-recurring items as described in Accounting Standards Codification 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (vii) the effect of adverse or delayed federal, state or local governmental or regulatory action. Following the completion of each Performance Period, the Committee shall determine whether the applicable performance targets have been achieved and the amounts, if any, payable to Participants for such Performance Period. In determining the amount earned by a Participant for a given Performance Period, the Committee shall have the right to adjust the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the Performance Period; and the Committee may exercise the discretion to reduce or increase the amount otherwise payable to such Participant.
a.Payment. The amount of the Award payable as determined by the Committee for the Performance Period shall be paid to the Participant at such time as determined by the

Committee in its sole discretion after the end of the Performance Period, but in all events by March 15th of the calendar year following the end of the Performance Period. Award payments shall be made in cash. Except as the Committee may otherwise determine in its sole and absolute discretion, termination of a Participant’s employment prior to the end of the Performance Period will result in the forfeiture of the Award by the Participant, and no payments shall be made with respect thereto.
1.Amendments or Termination.
The Committee may from time to time alter, amend, suspend, or discontinue the Plan, including, where applicable, any modifications or amendments as it shall deem advisable, or to conform to any regulation or to any change in law or regulation applicable thereto; provided, however, that no such action shall adversely affect the rights and obligations of the Participants with respect to the bonus amount payable under the Plan at the time of such alteration, amendment, suspension, or discontinuance, except as may be required in order to comply with the requirements of Code Section 409A.
1.No Right to Employment or Awards.
Neither the Plan nor any action taken hereunder shall be construed as giving any Participant or other person any right to continue to be employed by or perform services for the Company or any subsidiary, and the right to terminate the employment of or performance of services by any Participant at any time and for any reason is specifically reserved to the Company. No person shall have any claim to be granted any Award and there is no obligation for uniformity of treatment among Participants. The terms and conditions of Awards, if any, need not be the same with respect to each Participant.
1.Adjustments Upon Certain Events.

In the event of any material change in the business assets, liabilities or prospects of the Company, any division or any subsidiary, the Committee in its sole discretion and without liability to any person may make such adjustment, if any, as it deems to be equitable as to any affected terms of outstanding Awards.

1.Miscellaneous Provisions.
The Company is the sponsor and legal obligor under the Plan and shall make all payments hereunder, other than any payments to be made by any of its subsidiaries (in which case payment shall be made by such subsidiary, as appropriate). The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any amounts under the Plan, and the Participants’ rights to the payment hereunder shall be no greater than the rights of the Company’s (or subsidiary’s) unsecured creditors. All expenses involved in administering the Plan shall be borne by the Company.
1.Choice of Law.
The Plan shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed in the State of Delaware.
1.Withholding of Taxes.
Any payment made under the Plan shall be subject to any federal, state, local or foreign income or other taxes or obligations required by law to be withheld with respect to such payment.
1.Payments Subject to Clawback Policy.

Any payments made hereunder shall be subject to any clawback policy adopted by the Board or a committee of the Board, as such policy may be amended from time to time.

1.Beneficiaries; Prohibition on Assignments.
Each Participant may designate a beneficiary or beneficiaries to receive, in the event of such Participant’s death, any Award amounts due to the Participant under the Plan. Each

Participant shall have the right to revoke any such designation and to redesignate a beneficiary or beneficiaries by written notice to the Company to such effect. If any Participant dies without naming a beneficiary or if all of the beneficiaries named by a Participant predecease the Participant, then any Award amounts due to the Participant shall be paid to the Participant’s estate. Prior to a Participant’s death, except as otherwise required by applicable law, any interest, benefit, payment, claim or right of such Participant under the Plan may not be sold, transferred, assigned, pledged, encumbered or hypothecated by the Participant and shall not be subject in any manner to any claims of any creditor of the Participant or beneficiary, and any attempt to take any such action shall be null and void. During the lifetime of a Participant, payment of an Award shall only be made to the Participant.
1.Effectiveness of the Plan.
The Plan, as amended and restated, is effective on the Effective Date; and shall remain in effect until it is terminated by the Committee or the Board.